Certificate of Establishment and Designation
      		   CREDIT SUISSE COMMODITY STRATEGY FUNDS
      		   Certificate of Designation of Series
      			for
      		  Credit Suisse Commodity ACCESS Strategy Fund

      The undersigned trustees, constituting at least a majority of the trustees of Credit Suisse Commodity Strategy Funds, a Delaware statutory trust (the "Trust"), do hereby establish and designate pursuant to
Section 2.6 of the Trust Instrument of the Trust dated May 18, 2004, as amended to date (the "Trust Instrument"), a Series of the Trust to be known as Credit Suisse Commodity ACCESS Strategy Fund (the "Designated Series") and three Class of such Designated Series as follows: Class A, Class C and Class I (the "Designated Classes").

      1. Rights, Preferences and Characteristics.  The
Designated Series and the Designated Classes shall have the relative rights, preferences and characteristics described in the Declaration and the Trust's then currently effective registration statement under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the Designated Series and the Designated Classes. Any rights, preferences, qualifications, limitations and restrictions with respect to Series or Classes generally that are set forth in the Trust Instrument shall apply to the Designated Series and the Designated Classes unless otherwise specified in the Registration Statement, in which case those specified in the Registration Statement shall control.

      2. Authorization of Officers. The officers of the Trust are authorized and directed, to take or cause to be taken any and all actions, to execute and deliver any and all certificates, instructions, requests or other instruments, make such payments and to do any and all things that in their discretion may be necessary or advisable to effect the matters referenced herein and as may be necessary or advisable for the conduct of the business of the Trust.

      3. Incorporation of Defined Terms. Capitalized terms which are not defined herein shall have the meaning ascribed to those terms in the Trust Instrument.


	IN WITNESS WHEREOF, the undersigned trustees of the Trust have executed this Certificate of Establishment and Designation in accordance with Section 3811(a)(2) of the Act.

/s/Enrique R. Arzac
Enrique R. Arzac, as Trustee

/s/Jeffrey E. Garten
Jeffrey E. Garten, as Trustee

/s/Peter F. Krogh
Peter F. Krogh, as Trustee

/s/Steven N. Rappaport
Steven N. Rappaport, as Trustee





				AMENDED AND RESTATED
			INVESTMENT ADVISORY AGREEMENT
		December 30, 2004 as Amended and Restated
			August 14, 2012
		CREDIT SUISSE COMMODITY STRATEGY FUNDS

Credit Suisse Asset Management, LLC
One Madison Avenue
New York, NY  10010

Dear Sirs:

            Credit Suisse Commodity Strategy Funds, a Delaware business trust (formerly, Credit Suisse Commodity Return Strategy Fund) (the "Fund"), for and on behalf of its series listed on Annex I hereto, which may be amended from time to time (each, a "Series" and, collectively, the "Series"), herewith confirms its agreement with Credit Suisse Asset Management, LLC (the "Adviser") as follows:

1. Investment Description; Appointment

            The Fund, on behalf of its respective Series, desires to employ the capital of such Series by investing and reinvesting in investments of the kind and in accordance with the limitations pecified in its Trust Instrument, as may be amended from time to time, and in each Series' Prospectus(es) and Statement(s) of Additional Information as from time to time in effect (the "Prospectus" and "SAI," respectively), and in such manner and to such extent as may from time to time be approved by the Board of Trustees of the Fund. Copies of each Series' Prospectus and SAI have been or will be submitted to the Adviser. The Fund desires to employ and hereby appoints the Adviser to act as investment adviser to each Series.
The Adviser accepts the appointment and agrees to furnish the services for the compensation set forth below.


1. Services as Investment Adviser

            Subject to the supervision and direction of the Board of Trustees of the Fund, the Adviser will (a) act in strict conformity with the Fund's Trust Instrument, the Investment Company Act of 1940, as amended, (the "1940 Act") and the Investment Advisers Act of 1940, as the same may from time to time be amended, (b) manage each Series' assets in accordance with such Series' investment objective and policies as stated in the Series' Prospectus and SAI, (c) make investment decisions for each Series, (d) place purchase and sale orders for securities on behalf of each Series, (e) exercise voting rights in respect of portfolio securities and other investments for each Series, and (f) monitor and evaluate the services provided by each Series' investment sub-adviser(s), if any, under the terms of
the applicable investment sub-advisory agreement.   In providing those
services, the Adviser will provide investment research and supervision of each Series' investments and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of such Series' assets. In addition, the Adviser will furnish each Series with whatever statistical information the Fund may reasonably request with respect to the securities that such Series may hold or contemplate purchasing.

            Subject to the approval of the Board of Trustees of the Fund and, where required, the Series' shareholders, the Adviser may engage an investment sub-adviser or sub-advisers to provide advisory services in respect of a Series and may delegate to such investment sub-adviser(s) the responsibilities described in subparagraphs (b),
(c), (d) and (e) above. In the event that an investment sub-adviser's engagement has been terminated, the Adviser shall be responsible for furnishing each Series with the services required to be performed by such investment sub-adviser(s) under the applicable investment sub-advisory agreement(s) or arranging for a successor investment sub-adviser(s) to provide such services on terms and conditions acceptable to the Series and the Fund's Board of Trustees and subject to the requirements of the 1940 Act.

2. Brokerage

            In executing transactions for each Series, selecting brokers or dealers and negotiating any brokerage commission rates, the Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any portfolio transaction, the Adviser will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and for transactions executed through the broker or dealer in the aggregate. In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, the Adviser may consider the brokerage and research services (as those terms are defined in Section
28(e) of the Securities Exchange Act of 1934, as the same may from time to time be amended) provided to each Series and/or other accounts over which the Adviser or an affiliate exercises investment discretion.

3. Information Provided to the Fund

            The Adviser will keep each Series informed of developments materially affecting such Series, and will, on its own initiative, furnish such Series from time to time with whatever information the Adviser believes is appropriate for this purpose.

4. Standard of Care

            The Adviser shall exercise its best judgment in rendering the services listed in paragraphs 2, 3 and 4 above.
The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by a Series in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Adviser against any liability to each Series or to shareholders of such Series to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement.

5. Compensation

            In consideration of the services rendered pursuant to this Agreement, each Series will pay the Adviser an annual fee applicable to such Series calculated at an annual rate set forth on Annex I hereto of such Series' average daily net assets. The fee for the period from the date of this Agreement to the end of the calendar year shall be prorated according to the proportion that such period bears to the full yearly period. Upon any termination of this Agreement before the end of a year, the fee for such part of that year shall be prorated according to the proportion that such period bears to the full yearly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Adviser, the value of each Series' net assets shall be computed at the times and in the manner specified in such Series' Prospectus or SAI.

6. Expenses

            The Adviser will bear all expenses in connection with the performance of its services under this Agreement, including the fees payable to any investment sub-adviser engaged pursuant to paragraph 2 of this Agreement. Each Series will bear its proportionate share of certain other expenses to be incurred in its operation, including: investment advisory and administration fees; taxes, interest, brokerage fees and commissions, if any; fees of Trustees of the Fund who are not officers, directors, or employees of the Adviser, any sub-adviser, or any of their affiliates; fees of any pricing service employed to value shares of the Series; Securities and Exchange Commission fees and state blue sky qualification fees; charges of custodians and transfer and dividend disbursing agents; each Series proportionate share of insurance premiums; outside auditing and legal expenses; costs of maintenance of each Series' existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings of the shareholders of such Series and of the officers or Board of Trustees of the Fund; and any extraordinary expenses.

            Each Series will be responsible for nonrecurring expenses which may arise, including costs of litigation to which the Fund is a party and of indemnifying officers and Trustees of such Series with respect to such litigation and other expenses as determined by the Trustees.

7. Services to Other Companies or Accounts

            The Fund understands that the Adviser now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts and to one or more other investment companies or series of investment companies, and the Fund has no objection to the Adviser so acting, provided that whenever a Series and one or more other accounts or investment companies or portfolios advised by the Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each entity. The Fund recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Series. In addition, the Fund understands that the persons employed by the Adviser to assist in the performance of the Adviser's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature, provided that doing so does not adversely affect the ability of the Adviser to perform its services under this Agreement.

8. Term of Agreement

            This Agreement shall continue with respect to each Series for an initial two-year period from the commencement date for the Series, specified in Annex I, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by
(a) the Board of Trustees of the Fund or (b) a vote of a "majority" (as defined in the 1940 Act) of the Series' outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Trustees who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, with respect to a Series, on 60 days' written notice, by the Board of Trustees of the Fund or by vote of holders of a majority of the Series shares, or upon 90 days' written notice, by the Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in said Act).

9. Representation by the Fund

            The Fund represents that a copy of its Trust
Instrument, dated May 18, 2004, together with all amendments thereto, is on file in the State of Delaware.

10. Use of Names

            The Fund recognizes that directors, officers and employees of the Adviser may from time to time serve as directors, trustees, officers and employees of corporations and trusts (including other investment companies) and that such other corporations and business trusts may include the name "CS", "CSAM" or "Credit Suisse" (or any combination thereof) as part of their names, and that the Adviser or its affiliates may enter into advisory or other agreements with such other corporations or trusts. If the Adviser ceases to act as the investment adviser of a Series' shares, the Fund agrees that, at the Adviser's request, such Series' license to use the words "CS", "CSAM" or "Credit Suisse" (or any combination thereof) will terminate and that the Fund will take all necessary action to change the name of the Fund to names not including the words "CS", "CSAM" or "Credit Suisse" (or any combination thereof).

11. Miscellaneous

            Notice is hereby given that this Agreement is entered into on behalf of the Fund by an officer of the Fund in his capacity as officer and not individually. It is understood and expressly stipulated that none of the Trustees or shareholders of the Fund shall be personally liable hereunder. Neither the Trustees, officers, agents nor shareholders of the Fund assume any personal liability for obligation entered into on behalf of the Fund. All persons dealing with a Fund must look solely to the property of such Fund for the enforcement of any claims against the Fund.

Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.


 			Very truly yours,
			CREDIT SUISSE COMMODITY STRATEGY FUNDS

			By:	/s/Karen Regan
			Name:	Karen Regan
			Title:	Secretary

Accepted:

CREDIT SUISSE ASSET MANAGEMENT, LLC


By: /s/John G. Popp
Name:	John G. Popp
Title:	Authorized Signatory





				ANNEX I
				TO INVESTMENT ADVISORY AGREEMENT

Series 		     Annual Fee Rate (as a 	Commencement Date
		     percentage of average
		     daily net assets of
		     such Series)

Credit Suisse
Commodity ACCESS
Strategy Fund 		0.80%			August 14, 2012

Credit Suisse
Commodity Return
Strategy Fund 		0.50%			December 30, 2004